Exhibit (h)(54)
                       NON-12b-1 SHAREHOLDER SERVICES PLAN

                                       OF

                               THE RBB FUND, INC.







         SECTION 1. Upon the recommendation of the Fund's distributor ("Distributor") of shares of Class OOO Common Stock of The RBB Fund, Inc., par value $.001 per share (the "Class OOO Share"), any officer of The RBB Fund, Inc. (the "Fund") is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements, in substantially the form attached hereto or in any other form duly approved by the Fund's Board of Directors ("Servicing Agreements"), with shareholders of record, other than broker/dealers ("Service Organizations") of the Fund's Class OOO Shares. Such Servicing Agreements shall require the Service Organizations to provide certain support services on behalf of the Fund as set forth therein to their clients who beneficially own Class OOO Shares in consideration of a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate not to exceed .25% of the average daily net asset value of Class OOO Shares held by the Service Organizations on behalf of their clients. All expenses incurred by the Fund in connection with the Servicing Agreements and the implementation of this Non-12b-1 Shareholder Services Plan ("Plan") shall be borne entirely by the holders of Class OOO Shares.

         SECTION 2. The Distributor shall monitor the arrangements pertaining to the Fund's Servicing Agreements with Service Organizations in accordance with the terms of the Distributor's distribution agreement with the Fund pertaining to Class OOO Shares. The Distributor shall not, however, be obligated by this Plan to recommend, and the Fund shall not be obligated to execute, any Servicing Agreement with any Service Organization.

         SECTION 3. So long as this Plan is in effect, the Distributor shall provide to the Fund's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

         SECTION 4. This Plan shall become effective as of ______, 1999 upon the approval of the Plan (and the form of Servicing Agreement attached hereto) by a majority of the Fund's Directors who are not "interested persons" as defined in the Investment Company Act of 1940 (the "Act") of the Fund and have

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no direct or indirect financial interest in the operation of this Plan or in any
Servicing Agreements or other agreements related to this Plan (the
"Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Servicing Agreement.)

         SECTION 5. Unless sooner terminated, this Plan shall continue until August 16, 2000, and thereafter shall continue automatically for successive annual periods ending on August 16, provided such continuance is approved at least annually in the manner set forth in Section 4.

         SECTION 6. This Plan may be amended at any time by the Fund's Board of Directors, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

         SECTION 7. This Plan is terminable at any time by vote of a majority of the Disinterested Directors.

         SECTION 8. While this Plan is in effect, the selection and nomination of those Directors who are not "interested persons" (as defined in the Act) of the Fund shall be committed to the discretion of such Directors who are not "interested persons" (as defined in the Act) of the Fund.

         SECTION 9. The Fund has adopted this Non-12b-1 Shareholder Services Plan as of ______, 1999.

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                               THE RBB FUND, INC.
                              400 Bellevue Parkway
                           Wilmington, Delaware 19809

                         SHAREHOLDER SERVICING AGREEMENT



Gentlemen:

         We wish to enter into this Shareholder Servicing Agreement with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own shares of Class __ Common Stock, Par Value $.001 Per Share ("Class __ Shares").

         The terms and conditions of this Servicing Agreement are as follows:

         Section 1. You agree to provide any or all of the following support services to Clients who may from time to time beneficially own Class __ Shares:
(i) aggregating and processing purchase and redemption request for Class __ Shares from Clients and placing net purchase and redemption orders with our transfer agent, PFPC Inc.; (ii) providing Clients with a service that invests the assets of their account in Class __ Shares pursuant to specific or pre-authorizing instructions; (iii) processing dividend payments from us on behalf of Clients; (iv) providing information periodically to Clients showing their positions in Class __ Shares; (v) arranging for bank wires; (vi) responding to Client inquiries relating to the services performed by you; (vii) providing subaccounting with respect to Class __ Shares beneficially owned by Clients or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients' and (ix) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations.

         Section 2. You represent that: (a) you will provide to your Clients a schedule of any fees charged by you to your Clients in connection with the investment of their assets in Class __ Shares; (b) you will retain payments received by you hereunder only if an investment in Class __ Shares has been authorized by your Clients; and (c) the compensation paid to you hereunder will not be excessive or unreasonable.

         Section 3. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in

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your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Clients.

         Section 4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or Class __ Shares except those contained in our then current prospectus for such Class __ Shares, copies of which will be supplied by us, or caused to be supplied by Provident Distributors, Inc. ("PDI"), to you, or in such supplemental literature or advertising as may be authorized by us in writing.

         Section 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us or PDI in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Class __ Shares by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

         Section 6. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as fully payment therefor, a fee at the annual rate of .__% of the average daily net asset value of the Class __ Shares held of record by you from time to time on behalf of Clients (the "Clients' Class __ Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 6, the average daily net asset value of the Clients' Class __ Shares will be computed in the manner specified in your registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Class __ Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, on our sole discretion, at any time upon notice to you. You hereby agree, pursuant to and so long as our order of exemption from Section 18 of the Investment Company Act of 1940 relating to multiple classes of shares in an investment portfolio is in effect, to waive your fee hereunder on any day to the extent necessary to ensure that the fee required to be accrued does not exceed the income accrued by the Class __ Shares on such day. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Class __ Shares, including the sale of such shares to you for the account of any Client or Clients.

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         Section 7. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Directors, and our Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

         Section 8. We may enter into other similar Shareholder Servicing Agreements with any other person or persons without your consent.

         Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that in no event will any of the services provided by you hereunder by primarily intended to result in the sale of any shares issued by us.

         Section 10. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until August 16, 2000 and thereafter will continue automatically for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually by us in the manner described in Section 13 hereof. This Agreement is terminable, without penalty, at any time by us (which termination may be by vote of a majority of our Disinterested Directors as defined in Section 13 hereof) or by you upon notice to the other party herein.

         Section 11. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address show herein.

         Section 12. This Agreement will be construed in accordance with the laws of the State of Maryland and is non-assignable by the parties hereto.

         Section 13. The form of this Agreement has been approved by vote of a majority of (i) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Shareholder Services Plan adopted by us regarding the provision

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of support services to the beneficial owners of Class __ Shares or in any agreements related thereto ("Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such approval.

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o Provident Distributors, Inc., Four Falls Corporate Center, 6th Floor, West Conshohocken, Pennsylvania 19428.

                               Very truly yours,

                               THE RBB FUND, INC.


Date:_________________         By:__________________________________
                                  Authorized Officer


                               Accepted and Agreed to:


                               _____________________________________
                               Name of Entity (Please Print or Type)

                               Address: ____________________________
                                        ____________________________
                                        ____________________________

Date:_________________         By:__________________________________
                                  Authorized Officer

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